Exhibit 10.1
ADVISORY SERVICES AGREEMENT
This Advisory Services Agreement (this “Agreement”), dated as of February 20, 2025 (the “Effective Date”), is between Secure Identity, LLC (together with Clear Secure, Inc., Alclear Holdings LLC and/or its direct or indirect subsidiaries, “CLEAR” or the “Company”), a Delaware limited liability company, having its offices at 85 Tenth Avenue, 9th Floor, New York, NY 10011, and Kenneth Cornick (“Advisor”) (each a “Party,” and collectively the “Parties”).

NOW THEREFORE, in consideration of the premises, mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:
1.Nature of the Agreement. This Agreement sets forth the terms and conditions under which Advisor shall provide advisory services to CLEAR as set forth in Exhibit A (the “Advisory Services”).
2.Term.

(a)Advisor shall commence the Advisory Services on the date the roles of both President and Chief Financial Officer of Clear Secure Inc. are being performed by someone other than the Advisor (the “Start Date”) and shall continue until July 2, 2026, unless earlier terminated in accordance with this Agreement or extended by mutual agreement of the Parties in order for Advisor to complete the Advisory Services (the “Initial Term”). Notwithstanding anything to the contrary herein, the Initial Term may be renewed on a month-to-month basis upon mutual written agreement of the Parties in (each, a “Renewal Term”; the Initial Term together with a Renewal Term, the “Term”). During the Term, Advisor shall be permitted to perform services for other entities so long as such services do not materially interfere with Advisor’s duties hereunder, violate any other covenant with CLEAR or would constitute a violation of the non-compete covenant set forth in the Second Amended and Restated Operating Agreement of Alclear Holdings LLC (without regard to any limitation on time set forth therein).
(b)This Agreement may be terminated by either Party prior to the end of the Term as follows: (i) in the event that the other Party defaults or breaches in the performance of a material obligation of such Party under this Agreement, and such default is not cured within fifteen (15) days after receipt of written notice from the non-breaching Party describing the nature of the default; (ii) by mutual written consent of the Parties; or (iii) if the Advisor engages in conduct that constitutes “Cause” as defined in the Clear Secure, Inc. 2021 Omnibus Incentive Plan (the “Plan”); provided, that, Cause shall be deemed amended with respect to Advisor as follows: (x) prong (i) of such definition shall state “(i) the Participant’s engaging in fraudulent, illegal or material dishonest conduct in respect of the Company or its Affiliates”, and (y) “ ‘poor performance’ shall not, in and of itself, constitute Cause.”
3. Fees and Treatment of Equity Awards.

(a)The fees for the Advisory Services are as set forth in Exhibit A.
(b)During the Term, the Advisor shall remain eligible to vest in his Founder PSU Grant, dated as of June 29, 2021 (the “Founder Award”), granted pursuant to the Plan, subject to the achievement of the Price Hurdles (as defined in the Founder Award and set forth in Annex II of the Founder Award); provided, that Advisor shall be treated no less favorably than CLEAR’s other co-founder in the event of any adjustments to the co-founder’s Founder Award. For the avoidance of doubt, by the terms of the Founder Award, Advisor’s provision of the Advisory Services shall constitute “Continued Service” as defined in the Founder Award. Notwithstanding the terms of the Plan or an Award (as defined in the Plan), all other unvested Awards held by the Advisor shall be forfeited on the Start Date; provided that if the Start Date occurs before the first annual vesting date in 2025 of the Award granted February 29, 2024, Advisor will remain eligible for such 2025 annual vesting date.

(c)Advisor will receive his earned bonus for the calendar year 2024 under the Annual Incentive Plan (the “AIP”), which shall be payable at such time and in such manner that annual bonuses are paid to other senior executives after results have been determined for the calendar year 2024, as determined by the Compensation Committee of Clear Secure, Inc.

(d)Except as otherwise agreed upon by the parties hereto, Advisor shall not be eligible to receive any additional grant of Awards (as defined in the Plan) and will not be eligible to participate in the AIP for fiscal year 2025 or thereafter.

(e)CLEAR shall (i) exchange the number of shares of Class C Common Stock (together with an equivalent number of Common Units) for shares of Class A Common Stock, (ii) exchange the number of shares of Class D Common Stock (together with an equivalent number of Common Units) for shares of Class B Common Stock, and (iii) convert the number of shares of Class B Common Stock for shares of Class A Common Stock, as requested by Advisor from time to time from the date hereof, in accordance with the terms of the applicable governing documents of such securities and that certain Exchange Agreement, dated June 29, 2021 (the “Exchange Agreement”); provided, that, the limitation to “one Exchange per each calendar month” in Section 2.01(b) of the Exchange Agreement shall not apply to any Exchanges pursuant to this Section 3(e), and that in lieu of such limitation, Advisor shall be entitled to five Exchanges per each calendar month after the date hereof, and any sales pursuant to a bona fide 10b5-1 plan shall not count toward such limitation. Advisor authorizes and instructs the Company to, at any time on or after the Board End Date (that is, the date on which Advisor is no longer a member of the Board of Directors of the Company) as the Company elects (in its sole discretion), (a) convert all shares of Class D Common Stock beneficially owned by Advisor as of the date thereof into an equal number of shares of Class C Common Stock, and (b) convert all shares of Class B Common Stock beneficially owned by Advisor as of the date thereof into an equal number of shares of Class A Common Stock. Advisor shall provide the Company with any documentation required in connection with any Exchange or conversion contemplated by this Section 3(e). Capitalized terms not defined in this Section have the meanings given to them in the Exchange Agreement.

4.Warranties and Representations. Each Party represents and warrants that, to the best of its or his knowledge (i) if it is a corporation or limited liability company, it has full right, power and authority to enter into and perform this Agreement in accordance with its bylaws and certificate of incorporation or LLC operating agreement; (ii) the execution, delivery and performance of this Agreement do not conflict with, or constitute a default under any covenant, agreement, judgment, law, order or contract to which the Party is subject; and (iii) it or he will comply in all material respects with all state and local laws and regulations in performing its duties and obligations under this Agreement. Advisor represents and warrants that he shall: (I) carry out the terms and conditions of this Agreement in a professional manner and in a manner that is in material compliance with applicable federal and state laws and regulations, and (II) use all commercially reasonable efforts to satisfy his obligations hereunder.

5.Work Product. All copyrights, patents, trade secrets, trademarks, domain names or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship paid for by CLEAR, developed or created on or using CLEAR property, or developed or created by Advisor during the course of performing work for CLEAR, its clients or customers (collectively, the “Work Product”) shall belong exclusively to CLEAR and shall, to the extent possible, be considered a work made by Advisor for hire for CLEAR within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by Advisor for hire for CLEAR, Advisor agrees to assign, and automatically assigns at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest Advisor may have in such Work Product. Upon request of CLEAR at any time before or after termination, Advisor shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment, in each case, at CLEAR’s sole expense. Upon request (including after termination), Advisor will execute assignments and take any reasonable action that CLEAR may request to secure patents or otherwise secure his proprietary rights in inventions, discoveries, devices, developments, improvements, and ideas including, but not limited to, assignments for Advisor’s entire right, title and interest in and to said inventions, and the patent applications and letters patent therefore in and for all countries throughout the world, in each case, at CLEAR’s sole expense. Advisor shall deliver services personally, ensuring direct engagement with stakeholders, and any employees or third parties may not be used without obtaining written approval in advance from CLEAR’s Chief Executive Officer. The obligations in this Section 5 shall be binding upon Advisor’s assigns, executors, administrators and other legal representatives. CLEAR shall have the right to seek to obtain injunctive relief for violation of the terms of this Section 5 and the terms of this Section 5 shall survive the term of this Agreement.
6.Limitations of Liability. NEITHER PARTY SHALL BE LIABLE OR OBLIGATED UNDER ANY SECTION OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES. The limitations specified in this Section 6 will survive and apply even if any limited remedy specified in this Agreement is found to have failed its essential purpose.
7.Confidentiality. Each Party agrees that all confidential or proprietary information concerning the other Party, including without limitation contracts, draft contracts, business and financial data, customer information, e-mail addresses, vendor lists, pricing and sales information, business methods and plans, patents and trade secrets, software, any and all other forms of proprietary intellectual property and all employee information, and other business materials provided by CLEAR to Advisor, and the terms of this Agreement (“Confidential Information”), shall remain strictly confidential, except as legally required to be disclosed under applicable law, and shall not be disclosed without prior written consent to any third parties, with the sole exception of accountants, attorneys, and employees with a reasonable need-to-know and on a confidential basis or pursuant to valid legal process or a governmental or regulatory investigation, of which the Party subject to process shall, if legally permitted, promptly notify the other Party, and reasonably cooperate in any attempt by, and at the expense of, CLEAR to oppose said process. Confidential Information shall not include information that is or becomes through no direct or indirect breach of this Agreement widely known to the general public or within CLEAR’s industry. For the avoidance of doubt, Advisor acknowledges and agrees that he shall not use any Confidential Information to make, or discuss with any person, any public or private proposal with respect to any merger, tender offer, exchange offer, business combination, public offering, recapitalization, proxy contest, changes to the Company Group's business or its board or management or other extraordinary transaction involving any member of the Company Group. Notwithstanding the foregoing, Advisor may disclose its restrictive covenant obligations and post-service obligations with CLEAR and its affiliates to any potential subsequent employer or business partner, for the purposes of demonstrating such restrictive covenants and post-employment obligations, and CLEAR will disclose this Agreement as required under applicable law, including SEC disclosure requirements.
8.Indemnification. CLEAR agrees to indemnify Advisor to the fullest extent permitted by law for all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, settlements, penalties, reasonable costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses reasonably incurred in investigation, preparing, defending or settling the foregoing which CLEAR shall reimburse as incurred to the extent permitted by applicable law) incurred by Advisor by reason of any act or omission performed or omitted by Advisor and arising in connection with the Services as performed in good faith on behalf of CLEAR or any of its affiliates. Advisor shall remain covered under his indemnification agreement with CLEAR and directors’ and officers’ liability insurance coverage of CLEAR or any of its affiliates for any actions or inactions by Advisor prior to the Start Date.
9.Force Majeure. Neither Party shall be liable for nonperformance or delay in performance (other than of obligations regarding confidentiality) caused by any event reasonably beyond the control of such Party including, but not limited to wars, hostilities, revolutions, riots, civil commotion, national emergency, unavailability of supplies, epidemics, fire, flood, earthquake, force of nature, explosion, embargo, or any other Act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government or governmental agency.
10.Assignment. CLEAR may assign this Agreement to any of its affiliates or to any acquirer of all or of substantially all of its equity securities, assets or business relating to the subject matter of this Agreement, or to an entity controlled by, controlling or under common control with said Party; provided, that in the event CLEAR assigns this Agreement to any of its affiliates, or any applicable successor, it shall remain secondarily liable for its obligations hereunder. Any other assignment or any rights under it shall be a breach of this Agreement and will be void and without effect. Subject to the foregoing, this Agreement will benefit and bind the Parties’ successors and assigns. In the event of Advisor’s death, any amounts due to Advisor hereunder or with respect to the Founder Award shall be paid to Advisor’s estate or any designated beneficiaries.
11.Dispute Resolution. The Parties shall follow these dispute resolution processes in connection with all disputes, controversies or claims, whether based in contract, tort, statute, fraud, misrepresentation or any other legal theory arising out of or relating to this Agreement or any Attachment or the breach or alleged breach hereof or thereof, including any determinations relating to the basis of employment or Advisor termination (hereinafter referred to as “Disputes”).  The Parties will attempt to settle all Disputes through good faith negotiations following a written demand to negotiate.  If those attempts fail to resolve the Disputes within forty-five (45) days of the date of the initial written demand to negotiate, either Party may seek any remedy available at law or equity.
12.Notice. Notices under this Agreement shall be deemed duly given upon receipt and sufficient only if personally delivered, delivered by a major commercial rapid delivery courier service with tracking capabilities or mailed, postage or charges prepaid, by certified or registered mail, return receipt requested to a Party at the addresses set forth above.

13.Severable. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.
14.Waiver. The failure to enforce any provision of the Agreement will not be a waiver of our right to subsequent enforcement of the provision or any other provision of the Agreement.
15.Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.
16.Choice of Law. Any disputes arising under the Agreement will be governed by New York law without reference to conflict of law principles. For disputes that cannot be addressed pursuant to Section 11 (“Dispute Resolution”) hereto, the Parties hereby consent to the exclusive jurisdiction of the state and federal courts located in New York County, New York for such purposes.
17.Survival. Sections 5, 6, 7, 8 and 11 through 19, and any other sections or subsections whose meaning requires them to survive, and any accrued payment obligations and, except as otherwise expressly provided herein, any right of action for breach of this Agreement prior to termination, shall survive any termination of this Agreement. Furthermore, upon termination or expiration of this Agreement, the obligations hereunder not designated as surviving shall immediately cease.
18.Nondisparagement. Advisor agrees that during the Term and at all times thereafter, to the extent permitted by law, Advisor will not defame, publicly criticize or publish or communicate, either verbally or otherwise, any Disparaging (as defined below) remarks, comments or statements regarding, CLEAR (including their significant investors, current or former partners, officers, directors, members or executives). CLEAR agrees that it shall instruct its executive officers (as determined in good faith by the board of Clear Secure, Inc.) not to defame, publicly criticize or publish or communicate either verbally or otherwise, any Disparaging remarks, comments or statements regarding Advisor and it shall not issue any official statement that does the foregoing, in each case, during the Term and at all times thereafter. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged. Nothing in this Section 18 shall prevent Advisor, CLEAR or any executive officer or director of CLEAR from (i) cooperating in any governmental or legal proceeding or investigation or from providing truthful testimony pursuant to a legally issued subpoena or pursuant to any legal process between Advisor and any of the above referenced entities or persons, (ii) rebutting or correcting false or misleading statement made about Advisor or CLEAR by any of the above referenced entities or persons, (iii) making comparative statements that are not Disparaging in the course of employment or running a business or (iv) making truthful statements in financial or legal disclosure.
19.Continuing Obligations. During the Term, Advisor agrees to continue to comply in all material respects with the Company’s Code of Conduct, Securities Trading Policy, and all other applicable policies and procedures established by the Company, as may be amended from time to time and provided to Advisor in writing. The Company agrees that following the Start Date the Advisor shall not be a Section 16 Officer pursuant to Securities and Exchange Commission rules. Advisor further acknowledges and agrees to abide in all material respects by any non-

competition, non-solicitation, confidentiality, or similar restrictive covenants set forth in any other agreements between the Advisor and CLEAR, including those that survive Advisor’s resignation of employment with CLEAR, the Term, or such agreements. CLEAR shall provide Advisor with written notice of any failure to comply and not less than thirty (30) days to cure, if curable.
20.Independent Contractor. Advisor agrees that he is an independent contractor and that he is not entitled to and shall not claim any of the rights, privileges or benefits of an employee of CLEAR or any of its affiliates. Advisor understands that he will not receive any of the rights, privileges and benefits that the Company extends to its employees, including, but not limited to, pension, welfare benefits, vacation, termination or severance pay or other perquisites by virtue of this Agreement or by virtue of Advisor’s provision of services to the Company. Advisor hereby releases any and all right, claim, or interest to any privileges or to any benefit, welfare plan or other employee plans or perquisites, including but not limited to pension, welfare benefits, vacation or termination pay, provided by, or on behalf of, the Company to its employees. Advisor will be solely responsible for payment and withholding of all income, employment and other taxes. Advisor acknowledges that as an independent contractor he cannot bind the Company to any contract or other commitment.
21.No Third Party Beneficiaries. Each Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Parties hereto.
22.Complete Agreement. This Agreement (including Exhibits A and B hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions, documents, agreements and prior course of dealing. This Agreement shall not be effective until signed by all Parties. No amendment or modification to this agreement will be binding unless in writing and signed by a duly authorized representative of both Parties.

SECURE IDENTITY, LLC	ADVISOR

/s/ Caryn Seidman Becker	/s/ Kenneth Cornick
Name: Caryn Seidman Becker	Name: Kenneth Cornick
Title: Chief Executive Officer